UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2019 (August 25, 2019)

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6801 Gaylord Parkway, Suite 110 Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

(469) 535-8200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ADUS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2019, Addus HealthCare, Inc., an Illinois corporation (“Addus HealthCare”) and a wholly-owned subsidiary of Addus HomeCare Corporation (the “Corporation”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with (i) Hospice Partners of America, LLC, a Delaware limited liability company (“Hospice Partners”), (ii) New Capital Partners II – HS, Inc., a Delaware corporation (“New Capital HS”), (iii) Senior Care Services, LLC, a Delaware limited liability company, and Eastside Partners II, LP (collectively and together with certain other parties, the “Sellers”) and (iv) New Capital Partners II, LLC, a Delaware limited liability company, solely in its capacity as attorney-in-fact for certain of the Sellers and as the representative of the Sellers (the “Sellers’ Representative”). Pursuant to the Purchase Agreement, Addus HealthCare has agreed to directly or indirectly acquire all of the issued and outstanding securities of Hospice Partners (the “Transaction”) for a cash purchase price of $130.0 million, payable in full in cash at the closing, subject to customary adjustments for working capital and other items. Hospice Partners is a multi-state provider of hospice services headquartered in Birmingham, Alabama. Hospice Partners currently serves an average daily census of approximately 1,000 patients through 21 locations across Idaho, Kansas, Missouri, Oregon, Texas and Virginia.

The Acquisition is expected to close on or about October 1, 2019, subject to, among other customary closing conditions, the accuracy of the representations and warranties in the Purchase Agreement, compliance with the covenants in the Purchase Agreement, completion of all required regulatory approvals, and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Addus Healthcare and the Sellers’ Representative are also provided certain customary termination rights.

The Sellers have made customary representations and warranties with respect to the businesses of Hospice Partners, as well as customary covenants regarding the operation of the business of Hospice Partners during the period between the execution of the Purchase Agreement and the closing. Addus Healthcare is obligated to obtain (and has already bound) representations and warranties insurance, which will comprise Addus HealthCare’s sole remedy for breaches of representations and warranties, absent fraud or intentional misrepresentation. The Purchase Agreement contains post-closing covenants restricting certain of the Sellers and certain managers and employees of Hospice Partners from competing with Hospice Partners or soliciting certain of its business relations. The duration and nature of the covenants varies according to the identity of the Seller, manager or employee. The Purchase Agreement also contains customary indemnification obligations of each party with respect to breaches of their respective covenants and certain other specified matters.

Item 7.01	Regulation FD Disclosure.

On August 26, 2019, the Corporation issued the Press Release announcing the entry into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated August 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Date: August 28, 2019	By:	/s/ Brian Poff
Brian Poff
Chief Financial Officer